UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  June 30, 2006
(Date of earliest event reported)

THINK PARTNERSHIP INC.

(Exact name of registrant as specified in its charter)

Nevada	001-32442	87-0450450
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

28050 US 19 North
Suite 509
Clearwater, Florida 33761

(Address of Principal Executive Offices)

(727) 324-0046

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On June 30, 2006, Think Partnership Inc. (the “Company”) entered into a Securities Purchase Agreement, pursuant to which the Roberti Jacobs Family Trust (the “Trust”) and T. Benjamin Jennings, the Company’s former chairman agreed to sell to certain private investors an aggregate of 3,229,726 shares of the Company’s common stock and warrants to purchase an aggregate of 3,130,000 shares of common stock (collectively, the “Securities”). Mr. Robert T. Geras, a director of the Company was one of the private investors and purchased an aggregate of 500,000 shares of common stock and warrants. The purchase price for the shares of common stock is $1.43 per share and the purchase price for each warrant is equal to $1.43 less the exercise price of the warrant. The transaction contemplated by the Securities Purchase Agreement closed on July 3, 2006 and the investors immediately exercised the warrants and the aggregate exercise price of $371,300 was paid to the Company. The Securities were pledged to Scott P. Mitchell, the Company’s chief executive officer, as security for a loan made by Mr. Mitchell to Mr. Jennings and Mr. Gerard M. Jacobs, the Company’s former chief executive officer. The trustee of the Trust is the mother-in-law of Mr. Jacobs and the Company has been advised that Mr. Jacobs is neither a trustee nor a beneficiary of the Trust; however, his children are beneficiaries of the trust. A portion of the proceeds of the sale of the Securities was used to repay in full the loan to Mr. Mitchell. The Securities Purchase Agreement is included with this Current Report on Form 8-K as Exhibit 10.1.

In connection with the Securities Purchase Agreement, the Company also granted to the investors certain registration rights, pursuant to a definitive Registration Rights Agreement, under which the Company agreed to continue to list the Securities for registration in the Company’s Registration Statement on Form SB-2 (File No. 333-121761) and to update the Selling Shareholder table contained therein to reflect the sale of the Securities to the investors. In addition, the Company agreed to use its commercially reasonable best efforts to cause the Registration Statement to become effective within 120 days of the closing of the private sale. The Registration Rights Agreement is included with this Current Report on Form 8-K as Exhibit 10.2

Item 3.02               Unregistered Sales of Equity Securities.

As disclosed in Item 1.01 above, immediately upon closing of the private sale of Securities, the investors immediately exercised warrants to purchase an aggregate of 3,130,000 shares of common stock of the Company for an aggregate exercise price of $371,300 and the Company issued the shares to the investors. The Company relied upon exemptions contained in Section 4(2) of the Securities Act or Regulation D promulgated thereunder to issue the shares upon exercise of the warrants.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 3, 2006, the Company promoted George Douaire, its chief operating officer to president of its Think Consumer Services segment. Mr. Stan Antonuk was appointed to succeed Mr. Douaire as the Company’s chief operating officer. Additionally, the Company appointed Mr. John Linden, the chief executive officer of the Company’s Litmus Media subsidiary, to the position of chief technology officer for the Company.

Prior to joining the Company, Mr. Antonuk was part of the leadership team at InterActive Corporation which launched the e-commerce site, HSN.com. In addition to overseeing technology and operations for HSN.com, Mr. Antonuk also oversaw technology for HSN’s Advanced Services business. During the seven years at InterActive, Mr. Antonuk led numerous, large-scale initiatives including major site redesign efforts and the integration of ecommerce businesses into core businesses of HSN. Mr. Antonuk was also responsible for developing a virtual supplier network allowing HSN.com to easily integrate and perform business with third party vendors and distributors. Prior to HSN.com, Mr. Antonuk spent 10 years serving in a variety of leadership positions in engineering, marketing, and technology for National Grid, an electric and gas power company in Upstate, New York.  He received a B.S. degree in Electrical and Computer Engineering from Clarkson University in Potsdam, N.Y. and an MBA from Le Moyne College in Syracuse, NY.

Mr. Linden has been Litmus Media’s chief executive officer since early 2005 where he built click fraud protected advertising distribution technologies for the performance-based advertising, search marketing, and e-retailing industries as well as developing its ValidClick search distribution network and its coupon and product comparison distribution systems. Prior to Litmus Media, Mr. Linden was the executive vice president of marketing for Positive Networks, Inc., a leader in managed VPN services. He has also served as chief technology officer for Adknowledge and Virtumundo, Inc., and co-invented several Internet marketing technologies. Mr. Linden started his Internet career in 1996 as the Founder and CEO of Planet Alumni, Inc. which was acquired by Reunion.com.

Item 9.01                                             Financial Statements and Exhibits

(d)                                 Exhibits

10.1                           Securities Purchase Agreement, dated June 30, 2006, by and among Think Partnership Inc. and the Investors and Selling Stockholders listed thereon.

10.2                           Registration Rights Agreement, dated June 30, 2006, by and among Think Partnership Inc. and the Investors listed thereon.

99.1                           Press Release, dated July 5, 2006, announcing new officers of Think Partnership Inc.

99.2                           Press Release, dated July 6, 2006, announcing private sale of securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   July 6, 2006

THINK PARTNERSHIP INC.

By:	/s/ Scott P. Mitchell
Name: Scott P. Mitchell
Title: Chief Executive Officer